Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION

AT CBRE REALTY FINANCE:

Michael Angerthal

Chief Financial Officer

(860) 275-6222

michael.angerthal@cbrerealtyfinance.com

CBRE REALTY FINANCE, INC. AMENDS MANAGEMENT AGREEMENT

WITH ITS EXTERNAL MANAGER

Hartford, CT, April 29, 2008 – CBRE Realty Finance, Inc. (NYSE: CBF) today announced that its Board of Directors has approved certain modifications to the Company’s management agreement with CBRE Realty Finance Management, LLC (the “Manager”), CB Richard Ellis, Inc. (“CBRE”) and CBRE Melody & Company (“CBRE Melody”) designed to provide the Company with greater flexibility as it explores operational and strategic initiatives to enhance stockholder value.

These modifications provide the Company with the right to terminate the management agreement without paying a termination fee to the Manager and with an option to acquire the Manager. The management agreement now also terminates automatically upon the closing of a strategic transaction by the Company without the payment of a termination fee. The Company also has agreed to assume certain severance obligations for employees of the Manager. In addition, the restriction on CBRE’s and CBRE Melody’s ability to compete with the Company in the commercial finance debt space ends on April 30, 2008 (this restriction previously was to end on December 31, 2008).

Kenneth J. Witkin, president and chief executive officer of CBRE Realty Finance, Inc., commented, “Our Board continues to actively work with our financial advisor, Goldman Sachs, to identify and evaluate a range of strategic and operational initiatives to enhance stockholder value. We are confident that our amended agreement with our external manager will provide us with additional flexibility to successfully pursue whatever path the Board determines is in the best interest of the Company and our stockholders.”

About CBRE Realty Finance, Inc.

CBRE Realty Finance, Inc. is a commercial real estate specialty finance company primarily focused on originating, acquiring, investing in, financing and managing a diversified portfolio of commercial real estate-related loans and securities. CBRE Realty Finance has elected to qualify to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. CBRE Realty Finance is externally managed and advised by CBRE Realty Finance Management, LLC, an indirect subsidiary of CB Richard Ellis Group, Inc. and a direct subsidiary of CBRE/Melody & Company. For more information on the Company, please visit the Company’s website at http://www.cbrerealtyfinance.com.

Forward-Looking Information

This press release contains forward-looking statements based upon the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to the Company or are within its control. If a change occurs, the Company’s business, financial condition, liquidity and results of operations may vary materially from those expressed in its forward-looking statements. The factors that could cause actual results to vary from the Company’s forward-looking statements include the Company’s future operating results, its business operations and prospects, general volatility of the securities market in which the Company invests and the market prices of its common stock, the Company’s ability to begin making investments in the future, availability, terms and development of short-term and long-term capital, availability of qualified personnel, changes in the industry, interest rates, the debt securities, credit and capital markets, the general economy or the commercial finance and real estate markets specifically, performance and financial condition of borrowers and corporate customers, increased prepayments of the mortgage and other loans underlying the Company’s investments, the status of the class action lawsuit, the potential derivative shareholder claim and any future litigation that may arise, the ultimate proceeds of the sale of assets underlying the Company’s $40 million mezzanine investment and $42.8 million B-note investment, the outcome of the Company’s exploration of operational and strategic initiatives, and other factors, which are beyond the Company’s control. The Company undertakes no obligation to publicly update or revise any of the forward-looking statements. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.